UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2014 (August 18, 2014)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction

of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the reverse stock split contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in a press release dated August 7, 2014, the Board of Directors of Newcastle Investment Corp. (the “Company”) approved a 3-for-1 reverse stock split of its common stock.

On August 18, 2014, the Company filed Articles of Amendment to its charter (the “Amendment”) with the State Department of Assessments and Taxation of Maryland, which has effected a 3-for-1 reverse stock split of its common stock.

As a result of the reverse stock split, every three shares of the Company’s issued and outstanding common stock was converted into one share of common stock, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 392 million to approximately 131 million.

No fractional shares will be issued in connection with the reverse stock split. Each stockholder who would otherwise be entitled to receive a fractional share of the Company’s common stock will be entitled to receive a cash payment in lieu of a fractional share following the sale of all fractional shares on the open market by the transfer agent for the reverse stock split.

The reverse stock split did not change the authorized number of shares of common stock or preferred stock of the Company or the par value of the Company’s common stock or preferred stock.

The above description of the Amendment and the reverse stock split is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1.

Trading of the Company’s common stock on the New York Stock Exchange on a split-adjusted basis is expected to begin at the opening of trading on August 19, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

3.1	Articles of Amendment of Newcastle Investment Corp., as filed with the State Department of Assessments and Taxation of Maryland on August 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ Justine A. Cheng
Justine A. Cheng
Chief Financial Officer

Date: August 19, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Articles of Amendment of Newcastle Investment Corp., as filed with the State Department of Assessments and Taxation of Maryland on August 18, 2014

4